Exhibit 35.3

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement (the “Agreement”), dated as of December 1, 2011, between CCRE Commercial Mortgage Securities, L.P., as Depositor, KeyBank National Association, as successor Master Servicer, LNR Partners, LLC, as Special Servicer, TriMont Real Estate Advisors, Inc., as Operating Advisor, Citibank, N.A., as Certificate Administrator and U.S. Bank National Association as successor Trustee to Citibank, N.A. (the “Predecessor Trustee”)1, the following:

1. A review of the Company’s activities as Certificate Administrator, Custodian, and Predecessor Trustee during the reporting period ending December 31, 2016 and of its performance under the Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period ending December 31, 2016.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: February 27, 2017

Citibank, N.A.

By:	/s/ Karen Montbach
Name:	Karen Montbach
Title:	Managing Director

[1]	On February 28, 2013, Citibank, N.A., as predecessor trustee, U.S. Bank National Association (“U.S. Bank”), as successor trustee, and Bank of America, National Association, as master servicer, entered into an Instrument of Appointment and Acceptance of Successor Trustee, pursuant to which U.S. Bank was appointed successor trustee of the issuing entity. See the Current Report on Form 8-K filed on March 5, 2013 for additional information.